EXHIBIT 21


SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

General American  Transportation  Corporation  (New  York)--includes  4 domestic subsidiaries, 4 foreign subsidiaries and interests in 2 foreign affiliates, Business Segment--Railcar Leasing and Management
GATX Financial Services,  Inc. (Delaware) -- 64  domestic   subsidiaries  (which
     includes GATX Capital Corporation), 13 foreign subsidiaries, interests in 6 domestic affiliates and 5 foreign affiliates, Business Segment-- Financial Services
GATX Terminals Corporation (Delaware)--3  domestic   subsidiaries,   3   foreign
     subsidiaries, an interest in 1 domestic affiliate and 13 foreign affiliates, Business Segment--Terminals and Pipelines
GATX  Logistics,  Inc.  (Florida) --7   domestic   subsidiaries  and  2  foreign
     subsidiaries and an interest in 1 foreign affiliate, Business Segment-- Logistics and Warehousing
American  Steamship  Company  (New  York)--12  domestic  subsidiaries,  Business
     Segment--Great Lakes Shipping